SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                  July 22, 2002
                Date of Report (Date of earliest event reported)



                           FINGER LAKES BANCORP, INC.
                             ----------------------

             (Exact name of registrant as specified in its charter)


           Delaware                          0-31821            16-1594819
(State of other jurisdiction of             (Commission        (IRS Employer
 incorporation or organization)              File No.)      Identification No.)

                   470 Exchange Street, Geneva, New York 14456
                      ------------------------------------
              (Address of principal executive offices and zip code)

                                  315-789-3838
                                   ----------
              (Registrant's telephone number, including area code)

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Item 2.     Acquisition or Disposition of Assets

On July 21, 2002, a definitive merger agreement (the "Agreement") was signed by First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc., pursuant to which First Niagara Financial Group, Inc. will acquire all of the outstanding shares of Finger Lakes Bancorp, Inc. (the "Acquisition"). First Niagara Financial Group also announced the adoption of a Plan of Conversion to convert its parent mutual holding company, First Niagara Financial Group, MHC to the stock form. Finger Lakes Bancorp, Inc. is the holding company of Savings Bank of the Finger Lakes. First Niagara Financial Group, Inc. will pay $20 per share for each outstanding share of Finger Lakes Bancorp. 50% of the consideration will be in First Niagara Conversion Stock, and 50% will be in cash. It is expected that the aggregate purchase price of the transaction will be approximately $67 million.

The Acquisition is subject to the approval of Finger Lakes Bancorp, Inc.'s stockholders. The Conversion with the Acquisition are subject to the approval of First Niagara Bank's depositors and First Niagara Financial Group Inc.'s public stockholders. The transactions are also subject to the approval of bank regulatory authorities, as well as other customary conditions. The Agreement provides for breakup fees if the Agreement is terminated under certain circumstances.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(A)          Not applicable

(B)          Not applicable

(C)          Exhibits.

             99.1          Press release dated July 22, 2002


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           FINGER LAKES BANCORP, INC.

Dated: July 22, 2002                       By:/s/G. Thomas Bowers
                                             -----------------------------------
                                           Name:    G. Thomas Bowers
                                           Title:   Chairman President and
                                                    Chief Executive Officer